January 26, 2015

Vericimetry Funds
790 E Colorado Blvd., 9th Floor
Pasadena, CA 91101

Re:	Vericimetry Funds - File Nos. 33- 175410 and 811-22578

Ladies and Gentlemen:

A legal opinion that we prepared was filed with Post-Effective Amendment No. 2 to the Registration Statement for Vericimetry Funds (the “Legal Opinion”).  We hereby give you our consent to incorporate by reference the Legal Opinion into Post-Effective Amendment No. 5 to the Registration Statement (the “Amendment”), and consent to all references to us in the Amendment.

Very truly yours,

/s/ Thompson Hine LLP

Thompson Hine LLP